                            CERTIFICATE OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

PENN-AKRON CORPORATION, a corporation organized under the laws of the State of
Nevada, by its president and secretary does hereby certify:

        1. That the board of directors of Penn-Akron Corporation, pursuant to
Sections 78.315, 78.385 and 78.390 of the Nevada Private Corporations Code, by
unanimous written consent, passed a resolution declaring that the following change and amendment to the Corporation's Articles of Incorporation is advisable.

        RESOLVED, that article one (1) of said Articles of Incorporation be amended to read as follows: "The name of the Corporation is Heroes, Inc."

        2. That the number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 34,787,742; that the said change and amendment has been consented to and authorized by the written consent of stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

        IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its president and its secretary this 30th day of October 2000.

                                     By:    /s/ Amer A. MArdam-Bey

                                     Name:  Amer A. Mardam-Bey

                                     Title: President and Chief Executive Officer

                                     By:    /s/ Tammy L. Lambert

                                     Name:  Tammy L. Lambert

                                     Title: Secretary